Exhibit 10(b)
KIMBALL SEVERANCE BENEFITS PLAN

A. Introduction

Kimball International, Inc. hereby restates the Kimball Severance Benefits Plan, effective as of July 1, 2014, to provide severance benefits to Eligible Employees who lose their jobs under certain circumstances. This document describes the Plan's provisions and serves as both the official Plan document and the summary plan description required by ERISA, and supersedes the terms of any previous severance plan sponsored by Kimball International, Inc.

The Plan uses certain defined terms that appear as capitalized words or phrases. When you encounter a capitalized word or term, you should turn to the Glossary (Section I) to find its meaning.

B. Severance Benefits

1.    Severance Benefits. You will be entitled to receive the Severance Benefits described in this section, if you experience a Qualifying Termination as an Eligible Employee and satisfy the following additional conditions: (i) remain employed until the termination date selected by the Company; (ii) timely sign a Release Agreement acceptable to the Company; and (iii) do not revoke the Release Agreement:

(a)    Severance Pay. If you incur an initial Qualifying Termination as an Eligible Employee, the amount of your severance pay will equal one week of Base Pay for each week of your Severance Period. You will receive the severance pay in a single payment as soon as administratively feasible after signing, without revoking, the Release Agreement.

(b)    Medical Insurance. If you are covered by the Company's medical insurance plan at the time of a Qualifying Termination, the Company will pay you, as a Medical Insurance Allowance, an amount equal to the product of (i) the number of weeks in your Severance Period and (ii) the weekly COBRA premium amount for the coverage you had immediately before termination. The Company will also pay you a special reimbursement amount equal to your expected income tax liability, as determined by the Plan Administrator in its sole discretion, on the sum of the Medical Insurance Allowance and the special reimbursement amount. You will receive the Medical Insurance Allowance and the special reimbursement amount in a single payment as soon as administratively feasible after termination.

2.    Qualifying Termination. A Qualifying Termination is a termination of regular employment that is initiated by the Company without cause. The following events do not constitute a Qualifying Termination, and you will not receive any Plan benefits if your employment is terminated for any of the following reasons:
(a)    Voluntary resignation, voluntary retirement, or other termination initiated by the Employee;

(b)    Termination initiated by the Company for cause (including but not limited to the Employee's malfeasance, misconduct, unsatisfactory work performance, or breach of an applicable employment agreement);

(c)    A layoff that the Plan Administrator expects will not result in the

Employee's permanent loss of employment with the Company;
(d)    The Employee's death or disability; or

(e)    The Employee's failure to accept a substantially equivalent position with the Company, a related business entity, or any employer that becomes the successor to all or a portion of the Company through merger, stock purchase, asset purchase, or other form of corporate transaction.

3.    Other Severance Benefits Arrangements. This Plan supersedes any previous severance plan, policy, or practice of general applicability. If the Company agrees to provide severance benefits to a specific employee or group of employees in addition to or in lieu of the benefits provided generally under this Plan, that arrangement may provide that it is part of, and subject to the general terms and conditions of, this Plan.

4.    Interpretation. This Plan will be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Internal Revenue Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Plan would subject an Employee to gross income inclusion, interest, or additional tax pursuant to Internal Revenue Code Section 409A, those terms are to that extent superseded by, and will be adjusted to the minimum extent necessary to satisfy, or to be exempt from coverage by, the applicable Internal Code Section 409A standards.

C. Funding Of Plan Benefits

The Company intends to pay Plan benefits from the Company's general assets, without setting aside assets in trust or otherwise placing assets beyond the reach of the Company's general creditors.

D. Plan Administrator

The Plan Administrator administers the Plan and is a named fiduciary of the Plan within the meaning of ERISA. The Plan Administrator has the discretionary authority to interpret all Plan provisions and to determine all issues arising under the Plan, including issues of eligibility, coverage, and benefits. The Plan Administrator's failure to enforce any provision of this Plan shall not affect its right later to enforce those provisions or any other provision of the Plan. The Plan Administrator may delegate some of its responsibilities under the Plan to its agents.

E. Claims Procedures

If you believe that you are entitled to a benefit under the Plan that has not been provided to you, you must submit a written claim for the benefit to the Plan Administrator within thirty (30) days after your date of termination. If the Plan Administrator determines that your claim for benefits should be denied in whole or in part, you will receive written notice of the denial within a reasonable period of time not to exceed ninety (90) days (or under special circumstances, one hundred eighty (180) days) after the Plan Administrator receives your claim. The notice will specify the reason(s) for the denial, the Plan provision(s) on which the denial is based, and the procedure for requesting review of the denied claim. When appropriate, the notice will describe any material needed to perfect the claim and explain why that material is necessary.

You may request review of a denied claim by submitting a written request for review to the Plan Administrator within sixty (60) days after you receive notice that your claim was denied. Your request must be signed by you or your authorized representative. In connection with the review, you or your authorized representative may review pertinent documents in the Plan Administrator’s possession and submit written issues, comments, documents or records to the Plan Administrator. In addition, you may request to receive, free of charge, copies of all documents, records, and other information that is relevant to your claim for benefits. The Plan Administrator's review will take into account all comments, documents, records, and other information that you submit on appeal even if that information was not submitted or considered in initial benefit determination. Notice of the Plan Administrator's decision on review will be sent to you within sixty (60) days of receipt of the request or, if special circumstances require an extension of time for processing a request, within one hundred twenty (120) days after receipt of your request. If the decision upholds the denial of your claim, it will explain the reason(s) with reference to the specific Plan provision(s) on which the decision is based.

F. Required Statement Of Your Rights

Your Rights Under ERISA

You are a participant in the Plan if you are an Eligible Employee. As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). The following lengthy statement concerning rights of participants under ERISA is required by regulations issued by the U.S. Department of Labor. ERISA provides that all Plan participants are entitled to:

Receive Information About Your Plan and Benefit

Examine, without charge, at the Company's offices and at work sites, all Plan documents and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor.

Obtain, upon written request, copies of all Plan documents governing the operation of the Plan including the latest annual report (Form 5500 series), updated summary plan description, and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. These persons, referred to as "fiduciaries," have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. Neither the Company nor any other person may terminate your employment or discriminate against you to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision, without charge, and to appeal any denial all within certain time limits. Under ERISA, there are steps that you can take to enforce the rights described above. For example, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Plan Administrator's control. If you have a claim for a Plan benefit that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan's decision, or lack thereof, concerning the qualified status of a domestic relations order, you may file suit in federal court. If Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C., 20210. .

G. Amendment And Termination Of Plan

The Company expects to continue the Plan indefinitely, but the Company has the right to change or terminate the Plan and the benefits with respect to participants who have not yet signed a Release Agreement.

H. Specific Information Required By ERISA

Plan Name:	Kimball Severance Benefits Plan
Name, Address, and Telephone Number of Plan Sponsor:	Kimball International, Inc. 1600 Royal Street Jasper, IN 47549 812-482-1600
Plan Sponsor's Identification No.:	35-2079204
Plan Number:	510
Type of Plan:	The Plan is a welfare benefit plan providing severance benefits to Eligible Employees.
Type of Administration:	The Plan is administered by Kimball International, Inc.

Name, Address, and Telephone Number of Plan Administrator:	Kimball International, Inc. 1600 Royal Street Jasper, IN 47549 812-482-1600
Agent for Service of Legal Process:	Service of legal process may be made on the Plan Administrator at the address shown above.
Basis of Keeping Records:	Fiscal year

I. Glossary

Wherever used in this document, the following terms have the following meanings, unless a different meaning is clearly indicated by the context.

Base Pay means one of the following, determined as of the date of the Qualifying Termination: (i) for a salaried Eligible Employee, the weekly salary; (ii) for an hourly-paid Eligible Employee, the regular base hourly rate, including shift premium(excluding incentive/bonus and all other additional/special pay) times forty hours; or (iii) for Eligible Employees on a per mile pay system or regular part-time status, the average weekly pay (excluding overtime premium) for the six (6) weeks immediately preceding notice of termination.

Company means Kimball International, Inc. and related U.S. entities. For the avoidance of doubt, Kimball Electronics, Inc. and its subsidiaries are only considered a related entity until October 31, 2014.

Eligible Employee means a regular (non-temporary), full-time or part-time Employee who is assigned by the Company to perform services principally in the United States, receives compensation directly from the Company that the Company reports on a Federal Wage and Tax Statement (Form W-2), and has at least one full Year of Service.

Employee means an individual who is a common law employee of the Company.

ERISA means the Employee Retirement Income Security Act of 1974, as Amended
Medical Insurance Allowance means the medical insurance allowance described in Section B.1(b).

Plan means the Kimball Severance Benefits Plan as set forth in this document and as amended from time to time.

Plan Administrator means Kimball International, Inc.

Qualifying Termination means the termination of an Eligible Employee's employment as described in Section B.2.

Release Agreement means a written document, in a form determined by the Company, that includes a release of any claims you may have against the Company or related entities, including any claims under the federal Age Discrimination in Employment Act ("ADEA").

Severance Benefits means the Plan benefits described in Section B.1.

Severance Period means, with respect to an Eligible Employee, the number of weeks, subject to a minimum of two weeks and a maximum of 26 weeks, equal to the Eligible Employee's Years of Service.

Year(s) of Service means, for an individual, the number of completed 12-month periods, as shown on the Company's official records, equal to (i) the number of full months that the individual has been employed by the Company, (ii) divided by 12, and (iii) rounded down to the nearest number of completed 12-month periods, subject to below. If an Eligible Employee was employed by the Company on June 30, 2014, all of the Eligible Employee’s prior service (whether bridged or not) with Kimball International, Inc, or any related company will be credited for the Year(s) of Service under this Plan. If a former Employee was not employed by the Company on June 30, 2014, but is rehired on or after July 1, 2014, only the completed months of service from most recent date of hire (rehire date) forward will be credited for Year(s) of Service under this Plan and no prior completed or bridged service shall be credited for Years of Service.